Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Edgen Group Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Edgen Group Inc. of our report dated March 15, 2013 with respect to the combined consolidated balance sheets of Edgen Group Inc. as of December 31, 2012 and 2011, and the related combined consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Edgen Group Inc.  Our report refers to our audit of the adjustments described in note 16 to the combined consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows of Edgen Group Inc. for the year ended December 31, 2010 that were applied to retrospectively reflect the change in reportable segments for the year ended December 31, 2010.  We were not engaged to audit, review, or apply any procedures to the combined consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows of Edgen Group Inc. for the year ended December 31, 2010, other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the combined consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows of Edgen Group Inc. for the year ended December 31, 2010 taken as a whole.

/s/ KPMG LLP

Baton Rouge, Louisiana
April 12, 2013